  EXHIBIT 9

Opinion and Consent of Counsel

Ameritas Life Insurance Corp. 5900 O Street / Lincoln, NE 68510

April 22, 2014

Ameritas Life Insurance Corp.

5900 "O" Street

P.O. Box 81889

Lincoln, Nebraska 68501

With reference to Post-Effective Amendment No. 3 to the Registration Statement Number 333-182091 on Form N-4, filed by Ameritas Life Insurance Corp. and Ameritas Life Insurance Corp. Separate Account LLVA with the Securities and Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

  Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable annuity policies.

  Ameritas Life Insurance Corp. Separate Account LLVA is a duly authorized and existing separate account established pursuant to the provisions of Section 44-310.06 (subsequently repealed) and/or 44-402.01 of the Statutes of the State of Nebraska.

  The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 3 on Form N-4.

Sincerely,

/s/ Robert G. Lange

Robert G. Lange

Vice President, General Counsel & Assistant Secretary, Individual